Exhibit 23.3

CONSENT OF INFORMATION RESOURCES, INC.

Information Resources, Inc. (“IRI”) hereby consents to (a) the inclusion of the market information described in Attachment 1 hereto which is from its IRI Infoscan Services and provided by IRI to Del Laboratories, Inc. (the “Company”) in the Registration Statement on Form S-1 (File No. 333-145314), and any related prospectuses, of the Company filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration by the Company of shares of its common stock, par value $0.01 per share and (b) the filing of this consent as an exhibit to the Registration Statement.

INFORMATION RESOURCES, INC.

By:	/s/ Kathryn Witt
Name:	Kathryn Witt
Title:	Vice President & Corporate Counsel

Dated:	September 26, 2007

Attachment 1

1.	Del Laboratories, Inc. market position and market share information for the following product categories or category segments:

•	Sally Hansen

¡	Total Nail Care

¡	Nail Color

¡	Nail Treatment

¡	Lip Products

¡	Bleaches and Depilatories

•	Sally Hansen/La Cross

¡	Beauty Implements

•	N.Y.C. New York Color

¡	Value Cosmetics

•	Orajel

¡	Total Oral Analgesics

¡	Toothache Pain

¡	Teething Pain

¡	Children’s Toothpaste

¡	Mouth Sores

•	Dermarest

¡	Psoriasis, Eczema

2.	Selected comparative market position and market share information for the categories or category segments listed in (1) above for the years 2007 and 2006.

3.	Selected comparative market position and market share information for the categories or category segments listed in (1) above for the years 2006 and 2005.